execution version

SECOND AMENDED AND RESTATED

BYLAWS

Of

ECO-STIM ENERGY SOLUTIONS, INC.

Table of contents
of the
SECOND amended and restated
bylaws of
eco-stim energy solutions, inc.

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ARTICLE 6 Miscellaneous	14

Section 6.01. Record Date and Closing Stock Books	14
Section 6.02. Stock List	14
Section 6.03. Checks, Drafts, etc	14
Section 6.04. Contracts, etc	14
Section 6.05. Lost Certificates of Stock	15
Section 6.06. Representation of Shares	15
Section 6.07. Inspection of Bylaws	15

ARTICLE 7 Amendments	15

Section 7.01. Power to Amend	15

ARTICLE 8 Special Provisions	15

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 SECOND AMENDED AND RESTATED BYLAWS OF
ECO-STIM ENERGY SOLUTIONS, INC

ARTICLE 1

Identification

Section 1.01. Name. The name of the Corporation is Eco-Stim Energy Solutions, Inc.

Section 1.02. Registered Office and Registered Agent. The registered office and registered agent of the Corporation in the State of Nevada and any other jurisdiction in which the Corporation shall be qualified to do business shall be determined from time to time by the Secretary of the Corporation.

Section 1.03. Other Offices. The principal business office of the Corporation shall be established by the Board of Directors and branch or subordinate offices may be established by the Board of Directors.

Section 1.04. Seal. The seal of the Corporation will be circular in form and mounted upon a metal die, suitable for impressing the same upon paper. The use of the seal is not necessary on any corporate document and its use or nonuse shall not in any way affect the legality of the document.

Section 1.05. Fiscal Year. The fiscal year of the Corporation will be determined by resolution of the Board of Directors.

ARTICLE 2

Capital Stock

Section 2.01. Consideration for Shares. The capital stock may be issued for such consideration, expressed in dollars, as shall be fixed from time to time by the Board of Directors. Treasury shares may be disposed of by the Corporation for such consideration expressed in dollars as may be fixed from time to time by the Board of Directors.

Section 2.02. Certificates Representing Shares. Each holder of the capital stock of the Corporation is entitled to a certificate in such form as may be required by applicable law signed by the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer or a Vice President, and the Secretary (or an Assistant Secretary), certifying the number of shares owned by the shareholder in the Corporation.

In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any certificate or certificates shall cease to be an officer or officers of the Corporation, whether because of death, resignation or otherwise, before the certificate or certificates shall have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the Corporation.

Section 2.03. Transfer of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept in an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 2.04. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE 3

The Shareholders

Section 3.01. Place of Shareholder Meetings. Meetings of the shareholders of the Corporation shall be held at the principal executive offices of the Corporation, or at such other place as may be designated by the Chairman of the Board, Chief Executive Officer or the Board of Directors.

Section 3.02. Annual Shareholder Meeting. The annual meeting of the shareholders shall be held on such date and at such time as the Board of Directors shall fix for the purposes of electing directors and transacting such other business as may properly be brought before the meeting.

Section 3.03. Special Shareholder Meetings. Subject to any restrictions or limitations expressed in the Articles of Incorporation, special shareholders’ meetings maybe called by the Board of Directors or by shareholders holding not less than ten percent (10%) of the voting power of the Corporation, and shall be held on such date and at such time as shall be fixed by resolution.

Written notice of a special meeting of shareholders stating the time and place and object thereof, shall be given to each shareholder entitled to vote at such meeting not less than ten (10) days nor more than sixty (60) days before such meeting, unless a greater period of notice is required by statute.

Section 3.04. Business at Meetings of Shareholders. Except as otherwise provided by law (including but not limited to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto) or in these Bylaws, the business which shall be conducted at any meeting of the shareholders shall (a) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, (b) be brought before the meeting at the direction of the Board of Directors or the presiding officer of the meeting, or (c) have been specified in a written notice given to the Secretary of the Corporation by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the “Shareholders Notice”), in accordance with all of the following requirements:

(1) Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the corporation:

(i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than sixty (60) days nor more than ninety (90) days prior to such anniversary date; and

(ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first; and

(2) Each such Shareholder Notice must set forth each of the following:

(a) the name, age, business and residential address of the shareholder who intends to bring the business before the meeting;

(b) the principal occupation or employment of such person;

(c) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(d) a brief description of the business desired to be brought before the meeting;

(e) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Articles of Incorporation or these Bylaws, the language of the proposed amendment);

(f) a description of any direct or indirect material interest by security holdings or otherwise of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made, or their respective affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Corporation or of a third party, or otherwise);

(g) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, or their respective affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by the stockholder; and

(h) a representation that the shareholder is a holder of record of the stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

The presiding officer of the meeting may, in his or her sole discretion, refuse to acknowledge any business proposed by a shareholder not made in compliance with the foregoing procedure.

Section 3.05. Notice of Shareholder Meetings. Written notice stating the place, day and hour of a shareholders’ meeting must be delivered not less than ten (10) days, nor more than sixty (60) days before the date of the meeting, either personally, or by mail, or by other means of written communication, charges prepaid, by or at the direction of the Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, Secretary, or the officer or persons calling the meeting, to each registered shareholder entitled to vote at the meeting. If mailed, the notice shall be considered to be delivered when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the stock transfer books of the Corporation, with postage prepaid. If a shareholder gives no address, notice shall be deemed to have been given to the shareholder if sent by mail or other written communication addressed to the place where the Corporation’s registered office is located, or if published at least once in some newspaper of general circulation in the county in which the Corporation’s registered office is located. Waiver by a shareholder in writing of notice of a meeting is equivalent to giving notice. Attendance by a shareholder, without objection to the notice, whether in person or by proxy, at a meeting is a waiver of notice of the meeting.

Section 3.06. Shareholder Quorum. A majority of the shares entitled to vote, represented in person or by proxy, is a quorum at a shareholders’ meeting, unless or except to the extent that the presence of a larger number may be required by law. Where separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 3.07. Adjourned Shareholder Meetings. Any shareholders’ meeting, whether annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any shareholders’ meeting.

When any shareholders’ meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. As to any adjournment of less than thirty (30) days, it shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted, other than by announcement at the meeting at which the adjournment is taken.

Section 3.08. Entry of Notice. An entry in the minutes of any meeting of shareholders, whether annual or special, to the effect that notice has been duly given shall be conclusive and incontrovertible evidence that due notice of the meeting was given to all shareholders as required by law and these Bylaws.

Section 3.09. Voting. Except as otherwise provided bylaw, only persons in whose names shares entitled to vote stand on the stock registry of the Corporation on the day prior to any shareholders’ meeting, or, if a record date for voting purposes is fixed as provided in Article 6, Section 6.01, of these Bylaws, then on that record date, shall be entitled to vote at the meeting. Voting shall be by ballots, each of which shall state the shareholders name or proxy voting and such other information as may be required under the procedure established for the meeting; provided, that, voting for the election of directors may be viva voce. The Corporation may, and to the extent required by law shall, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make written report thereof. Each vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

Except as otherwise provided by law or by an express provision in the Articles of Incorporation, or of any Directors’ Resolution for a series of Preferred Stock, each full share is entitled to one vote and, when a quorum is present at the commencement of any shareholders’ meeting, the vote of the holders of a majority of the shares entitled to vote present, in person or by proxy, shall decide any question brought before the shareholders’ meeting. Fractional shares shall not be entitled to any voting rights whatsoever.

Section 3.10. Consent of Absentees. The transactions of any shareholders’ meeting, either annual or special and however called and noticed, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum be present either in person or by proxy and if, either before or after the meeting, each of the shareholders entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes thereof, all such waivers, consents or approvals shall be filed with the Secretary or be made a part of the minutes of the meeting.

Section 3.11. Action Without Meeting. Subject to any restrictions or limitations expressed in the Articles of Incorporation, any action which, under applicable provisions of law, maybe taken or ratified at a meeting of the shareholders, may be taken or ratified without a meeting if authorized in writing by shareholders holding a majority of the voting power. In no instance where action is taken by written consent need a meeting of the shareholders be called or noticed. The Board of Directors may fix a record date to determine the shareholders entitled to sign the written consent. If no record date has been fixed by the Board of Directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Nevada Private Corporation Law, shall be the earliest date that a shareholder signed the written consent. All written consents shall be filed with the minutes of the proceeding of the shareholders.

Section 3.12. Proxies. Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by the person or by the person’s duly authorized agent and filed with the Secretary of the Corporation; provided, that no proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless the person executing it specified therein the length of time for which the proxy is to continue in force, which in no event shall exceed seven (7) years from the date of its execution.

Section 3.13. Definition of “Shareholder”. As used in these Bylaws, the term “shareholder”, and any term of like import, shall include all persons entitled to vote the shares held by a shareholder, unless the context in which the term is used indicates that a different meaning is intended.

ARTICLE 4

The Board of Directors

Section 4.01. Number; Term; Election. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) but the number shall be not less than one (1) nor more than ten (10).

In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, until the next annual meeting of the shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. No decrease in the number of directors shall have the effect of shortening the terms of any incumbent director. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 4.02. Nominations. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the board of directors at the annual meeting, by or at the direction of the Board of Directors, may be made by any Nominating Committee or person appointed by the Board of Directors; nominations may also be made by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 4. Such nomination, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive office of the Corporation addressed to the attention of the Secretary of the Corporation not less than thirty-five (35) days prior to the meeting or the date the shareholders are first solicited for their consents as the case may be; provided, however, that, in the case of an annual meeting and in the event that less than fifty (50) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the earlier of (a) the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs, or (b) two (2) days prior to the date of the meeting.

Such shareholder’s notice to the Secretary shall set forth

(a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, each of the following:

(i) the name, age, business address and residence address of the person;

(ii) the principal occupation or employment of the person;’

(iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person;

(iv) a statement as to the person’s citizenship; and

(v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Action of 1934, as amended, and the rules and regulations promulgated thereunder; and

(b) as to the shareholder giving the notice, each of the following:

(i) the name and record address of the shareholder giving the notice;

(ii) the name and record address of the shareholder; and

(iii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein.

In connection with any annual meeting, the Chairman of the Board or the Chief Executive Officer or such officer presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and that the defective nomination shall be disregarded.

Section 4.03. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors was present, or by a sole remaining Director. A Director elected to fill a vacancy shall be elected for the unexpired term of the Director’s predecessor in office.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any Director, or if the authorized number of Directors be increased, or if the shareholders fail, at any annual or special meeting of shareholders at which any Director or Directors are elected, to elect the full authorized number of Directors to be voted for at that meeting, or if a vacancy is declared by the Board of Directors for any reason permitted by law.

The shareholders may elect a Director or Directors at any time to fill any vacancy or vacancies not filled by the Board of Directors. If the Board of Directors accepts the resignation of a Director tendered to take effect at a future time, the Board of Directors shall have power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of Directors shall have the effect of removing any Director prior to the expiration of the Director’s term of office.

Section 4.04. Annual Meeting. Immediately after the annual meeting of the shareholders, at the same place as the meeting of the shareholders or such other place as may be provided in a notice thereof, the Board of Directors shall meet each year for the purpose of organization, election of officers, and consideration of any other business that may properly be brought before the meeting. No notice of any kind to either old or new members of the Board of Directors for this annual meeting shall be necessary unless the meeting is to be held at a place other than the place of the meeting of the shareholders, in which case notice of the place of the meeting shall be given as provided in Section 4.06.

Section 4.05. Regular Meetings. Regular meetings of the Board of Directors shall be held at the times and places within or without the State of Nevada as may be designated from time to time by resolution of the Board of Directors or by written consent of all members of the Board of Directors. No notice of any kind to members of the Board of Directors for these regular meetings shall be necessary unless the meeting is to be held at a place other than the principal executive office of the Corporation, in which case notice of the place of the meeting shall be given as provided in Section 4.06.

Section 4.06. Other Meetings. Other meetings of the Board of Directors for any purpose or purposes may be held at any time upon call by the Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President or, if any of the above listed officers is absent or unable or refuses to act, by any Vice President or by any two (2) Directors. The other meetings may be held at any place within or without the State of Nevada as may be designated from time to time by resolution of the Board of Directors or by written consent of all Directors.

Written notice of the time and place of other meetings shall be delivered personally to each Director or sent to each Director by mail or other form of written communication, charged prepaid, addressed to the Director at the Director’s address as it is shown upon the records of the Corporation or, if it is not so shown on the Corporation’s records or is not readily ascertainable, at the place in which the meetings of the Directors are regularly held. In case the notice is mailed or telegraphed, it shall be deposited in the United States mail or delivered to the telegraph company in the place in which the principal executive office of the Corporation is located at least twenty-four (24) hours prior to the time of the holding of the meeting. In case the notice is delivered personally as above provided, it shall be so delivered at least eight (8) hours prior to the time of the holding of the meeting. The mailing, telegraphing or delivery as above provided shall constitute due, legal and personal notice to the Director.

Section 4.07. Notice of Adjourned Meetings. Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place be fixed at the meeting adjourned.

Section 4.08. Entry of Notice. An entry in the minutes of any special meeting of the Board of Directors to the effect that notice has been duly given shall be conclusive and incontrovertible evidence that due notice of the special meeting was given to all Directors as required by law and by these Bylaws.

Section 4.09. Waiver of Notice. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.10. Quorum. A majority of the established number of Directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number or different vote be required by the Articles of Incorporation, these Bylaws or applicable law.

Section 4.11. Participation in Meetings by Telephone. Members of the Board of Directors, or of any committee thereof, may participate in any meeting of the Board of Directors or committee by means of telephone conference or similar communications by which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 4.12. Adjournment. A quorum of the Directors may adjourn any Directors’ meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum, a majority of the Directors present at any Directors’ meeting either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors.

Section 4.13. Action Without Meeting. Any action required or permitted to be taken by the Board of Directors under the Articles of Incorporation, these Bylaws, or under applicable law, may be taken without a meeting if all members of the Board of Directors shall individually or collectively consent, in writing, before or after the action, to the action. Any action by written consent shall have the same force and effect as a unanimous vote of all Directors. All written consents must be filed with the Secretary.

Section 4.14. Fees and Compensation. Directors shall not receive any stated salary for their services as Directors or as members of committees, but, by resolution of the Board of Directors, a fixed fee, with or without expenses of attendance, may be allowed to Directors for the Director’s services. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise, and receiving compensation therefor.

Section 4.15. Limitation of Liability. To the fullest extent permitted bylaw, a director shall have no personal liability to the Corporation, its shareholders or creditors for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Section 4.15 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the Nevada Private Corporation Law is amended, after the filing of the Articles of Incorporation, to authorize corporate action further eliminated or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporation Law, as so amended.

Section 4.16. Indemnification; Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporation Law as the same exists or may hereafter by amended.

The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should by ultimately determined that he/she is not entitled to be indemnified by the Corporation as authorized by Nevada Private Corporation Law.

All rights to indemnification and to the advancement of expenses granted herein shall be deemed to arise out of a contract between the Corporation and each person who is entitled to indemnification from the Corporation and this right may be evidenced by a separate contract between the Corporation and each indemnified person; and such rights shall be effective in respect of all actions commenced after the date of the commencement of the corporate existence of the Corporation, whether arising from acts or omissions occurring before or after such date.

Any amendment, modification or repeal of any of the provisions in this Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

Section 4.17. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provisions of Section 4.16 of these Bylaws, the Articles of Incorporation and Nevada Private Corporations Law.

Section 4.18. Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is entitled to be indemnified against any liability asserted or expense incurred by such person in connection with any action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the Articles of Incorporation or these Bylaws. Such other financial arrangements may include, without limitation, the creation of a trust fund, the establishment of a program of self-insurance, the grant of a security interest or other lien on any assets of the Corporation, or the establishment of a letter or credit, guaranty or surety, all to the extent not prohibited by applicable law. The Corporation’s indemnity of any person who is entitled to indemnification shall be reduced by any amounts such person may collect with respect to such liability (i) under any policy of insurance purchased and maintained on his or her behalf by the Corporation or (ii) from any other entity or enterprise served by such person.

Section 4.19. Powers of Directors. The Board of Directors may, except as otherwise provided or required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 4.20. Committees. The Board of Directors, by resolution passed by a majority of the whole Board, may from time to time designate committees of the Board of Directors, including, without limitation, Executive, Nomination, Audit and Compensation Committees with such lawfully delegable powers and duties as the Board of Directors may confer, to serve at the pleasure of the Board of Directors and shall, for those committees and any other provided herein, elect one or more directors to serve on such committees. Except as otherwise provided in these Bylaws or by resolution of the Board of Directors, each committee may fix its own rules of procedure and shall hold its meetings as provided by such rules.

Section 4.21. Audit Committee. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, create an Audit Committee. The majority of the members of the Audit Committee shall be independent directors. The Audit Committee shall conduct appropriate reviews of all related party transaction, review situations and transactions that may pose a potential or actual conflicts of interest and perform such other responsibilities as the Board of Directors may direct by resolution.

ARTICLE 5

The Officers

Section 5.01. Officers. The officers of the Corporation shall be a chief executive officer, chief financial officer and secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairman of the board, president, one or more executive vice presidents and vice presidents, chief operating officer, treasurer, one or more assistant treasurers, one or more assistance secretaries, and such other officers as may be designated from time to time by the Board of Directors. Any number of offices may be held by the same person. The officers shall be elected by the Board of Directors and shall hold office at the pleasure of the Board of Directors, subject to any powers of removal set forth in Section 5.04. Officers, other than the Chairman of the Board, need not be Directors.

Section 5.02. Election. The officers of the Corporation, except those officers as may be appointed in accordance with the provisions of Section 5.03 or Section 5.05 of this Article, shall be elected annually by the Board of Directors, and each shall hold office until the officer shall resign or shall be removed or otherwise disqualified to serve, or the officer’s successor shall be elected and qualified; provided that officers may be elected at any time by the Board of Directors, or, as permitted by Section 5.03 of this Article, appointed by the Chairman of the Board for the purpose of initially filling an office or filling a newly created or vacant office.

Section 5.03. Subordinate Officers. The Board of Directors may elect, and may empower the Chairman of the Board or Chief Executive Officer to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for the term, have the authority and perform the duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 5.04. Removal and Resignation. Any officer may, subject to any contractual arrangements between the officer and the Corporation, be removed, either with or without cause, by a majority of the Directors in office at the time, at any regular or special meeting of the Board of Directors, or, unless otherwise specified by the Board of Directors, by the Chairman of the Board or any other officer upon whom a general or special power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the Board of Directors or to the Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, or to the Secretary of the Corporation. Any resignation shall take effect at the date of the receipt of the notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5.05. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

Section 5.06. Chairman of the Board. The Chairman of the Board, if there be such officer, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board of Directors or prescribed by these Bylaws.

Section 5.07. Chief Executive Officer. Subject to the control of the Board of Directors and the Chairman of the Board, if there is one, the Chief Executive Officer shall have the general supervision, direction and control of the business and officers of the Corporation. In the absence of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the Board of Directors and the shareholders. Except as expressly stated otherwise in these bylaws, the Chief Executive Officer shall be ex officio a member of all standing committees of the Board of Directors, including the Executive Committee, if any. The Chief Executive Officer shall have all the powers and shall perform all of the duties which are ordinarily inherent in the office of Chief Executive Officer of a corporation, and he or she shall have such further powers and shall perform such further duties as may be prescribed for him or her by the Board of Directors.

Section 5.08. President. In the absence or disability of the Chief Executive Officer, the President, if there be one, shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all of the powers of and be subject to all of the restrictions upon the Chief Executive Officer. The President shall have such other duties as from time to time may be prescribed for him or her by the Board of Directors.

Section 5.09. Executive Vice Presidents. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Executive Vice President or Vice President designated by the Board of Directors, the President or the officer, if any, senior to the President, shall perform all the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Executive Vice Presidents or Vice Presidents shall have such other powers and perform such other duties as may be prescribed for them respectively by the Board of Directors, the President, the officer, if any, senior the President or these Bylaws.

Section 5.10. Secretary. The Secretary shall keep or cause to be kept, at the registered office, the principal business office or such other place as the Board of Directors may order, a book of minutes of all meetings of Directors and shareholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at Directors’ meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof. The Secretary shall be responsible for authenticating records of the Corporation.

The Secretary shall keep or cause to be kept, in any form permitted by law, at the registered office, the principal business office or at the office of the Corporation’s transfer agent, a stock register, or a duplicate stock register, revised at least annually, showing the names of the shareholders and their residence addresses and the number and classes of shares held by each shareholder. If the share register or a duplicate share register is located at a place other than the registered office of the Corporation, the Secretary shall file a certificate with the resident agent located at the registered office setting out the name of the custodian of the stock ledger or a duplicate stock ledger, and the present and complete post office address, including street and number, if any, where such stock ledger or duplicate stock ledger is kept.

The Secretary shall give, or cause to be given, notice of all the meetings of the shareholders and of the Board of Directors and written consents in lieu thereof required by these Bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws.

After fixing a record date for a meeting, the Secretary shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders meeting, which is arranged by voting group and class, and shows the address and number of shares held by each shareholder. The list must be available for inspection by any shareholder, for any purpose germane to the meeting, beginning ten (10) business days before the meeting and continue to be available throughout the meeting at the place indicated in the meeting notice in the city where the meeting will be held.

Section 5.11. Assistant Secretaries. It shall be the duty of the Assistant Secretaries to assist the Secretary in the performance of his or her duties and generally to perform such other duties as may be delegated to them by the Board of Directors.

Section 5.12. Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Corporation. He or she shall receive and deposit all moneys and other valuable belonging to the Corporation in the name and to the credit of the Corporation and shall disburse the same and only in such manner as the Board of Directors or the appropriate officer of the Corporation may from time to time determine, shall render to the Board of Directors, the Chairman of the Board, the Chief Executive Officer and the President whenever any of them may request it, an account of all his or her transactions as chief financial officer and of the financial condition of the Corporation, and shall perform such further duties as the Board of Directors or the Chairman of the Board may require.

Section 5.13. Treasurer. The Treasurer shall have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties.

Section 5.14. Assistant Treasurers. It shall be the duty of the Assistant Treasurers to assist the Treasurer in the performance of his or her duties and generally to perform such other duties as may be delegated to them by the Board of Directors.

Section 5.15. Corporate Bank Accounts. Bank accounts in the name of the Corporation may be opened without the approval of the Board of Directors if opened with the consent of both the Chief Executive Officer and the Chief Financial Officer. The Chief Financial Officer shall inform the Board of Directors of any bank account opened by the Chief Executive Officer and Chief Financial Officer pursuant to the authority granted in this section at the next meeting of the Board of Directors.

Section 5.16. Transfers of Authority. In case of the absence of any officer of the Corporation, or for any reason that the Board of Directors may consider sufficient, the Board of Directors may transfer the powers or duties of that officer to any other officer or to any Director or employee of the Corporation, provided a majority of the Board of Directors concurs.

ARTICLE 6

Miscellaneous

Section 6.01. Record Date and Closing Stock Books. The Board of Directors may fix a time in the future, as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders, or entitled to receive any dividend or distribution, or any allotment of rights, or to exercise rights in respect to any change, conversion or exchange of shares. The record date so fixed shall not be more than sixty (60) days prior to the date of the meeting or event for the purposes of which it is fixed. When a record date is so fixed, only shareholders of record on that date shall be entitled to notice of and to vote at the meeting, or to receive the dividend, distribution or allotment of rights, or to exercise the rights, as the case maybe, notwithstanding any transfer of any shares on the books of the Corporation after the record date. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of any the sixty (60) day period.

Section 6.02. Stock List. A complete list of all shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order for each class of stock and showing the address of each such shareholder and the number of shares registered in his or her name, shall be open to the examination of any such shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

Section 6.03. Checks, Drafts, etc. All checks, drafts, bonds, bills of exchange, or other orders for payment of money, notes, or other evidences of indebtedness issued in the name of or payable to the Corporation shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

Section 6.04. Contracts, etc., How Executed. The Board of Directors, except as in these Bylaws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument or document in the name of and on behalf of the Corporation, and the authority may be general or confined to specific instances. Unless otherwise specifically determined by the Board of Directors or otherwise required by law, promissory notes and other evidences of indebtedness, deeds of trust, mortgages and corporate instruments or documents requiring the corporate seal, and certificates for shares of stock owned by the Corporation shall be executed, signed or endorsed by the Chief Executive Officer, President (or any Vice President) and the Secretary (or any Assistant Secretary) or Treasurer (or any Assistant Treasurer). The Board of Directors may, however, authorize any one (1) of these officers to sign any of such instruments, for and on behalf of the Corporation, without necessity of countersignature; may designate officers or employees of the Corporation, other than those named above, who may, in the name of the Corporation, sign such instruments; and may authorize the use of facsimile signatures for any of such persons. No officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit to render it liable for any purpose or to any amount except as specifically authorized in these Bylaws or by the Board of Directors in accordance with these Bylaws.

Section 6.05. Lost Certificates of Stock. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, or stolen, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing the issue of a new certificate or certificates, the Board of Directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of the lost or destroyed certificate or certificates, or the shareholder’s legal representative, to advertise the same in any manner as it shall require or give the Corporation a bond in any sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed, or both.

Section 6.06. Representation of Shares. The Chairman of the Board, Chief Executive Officer, Chief Operating Officer or the President (or any Vice President) and the Secretary (or any Assistant Secretary) of this Corporation are authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other Corporation or Corporations standing in the name of this Corporation. The authority herein granted to these officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other Corporation or Corporations may be exercised either by these officers in person or by any persons authorized so to do by proxy or power of attorney duly executed by these officers.

Section 6.07. Inspection of Bylaws. The Corporation shall keep in its registered office for the transaction of business the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the shareholders at all reasonable times during office hours.

ARTICLE 7

Amendments

Section 7.01. Power to Amend. Until the FTP Investors’ beneficial ownership of Common Stock is, in the aggregate, less than five percent (5%) of the issued and outstanding Common Stock (on a Fully Diluted Basis (as defined in the Rights Agreement (as defined below) and, for the avoidance of doubt, including options that are not yet vested) (the date on which such event occurs, the “Termination Date”), these Bylaws may be altered, amended or repealed, and new Bylaws adopted, only in accordance with Section 2.04 of the Rights Agreement. After the Termination Date, these Bylaws may be altered, amended or repealed, and new Bylaws adopted, by a majority vote of the directors or by a vote of the shareholders holding a majority of the shares.

ARTICLE 8

Special Provisions

The Corporation has entered into that certain Amended and Restated Stockholder Rights Agreement, dated as of March 3, 2017, by and among the Corporation, FT SOF VII Holdings LLC (together with any Persons that become parties to and bound by the Rights Agreement as a “FTP Investor”, the “FTP Investors”), the Management Stockholders identified therein and the other parties thereto from time to time (as amended from time to time, the “Rights Agreement”). Capitalized terms used in this Article 8 and not otherwise defined in this Article 8 have the meaning given them in the Rights Agreement.

In connection with the Rights Agreement, the parties have agreed to certain amendments to the Bylaws of the Corporation as set forth below. Notwithstanding anything to the contrary set forth in these Bylaws and to the extent permitted by applicable law, the following provisions shall govern and control when in conflict with the provisions of the Bylaws set forth above and shall govern and control for only so long as set forth below:

1. Board Composition. The Company shall take all reasonably necessary or desirable actions within its control, to ensure that:

(a) on each occasion when directors are nominated for election by the Company’s stockholders, the FTP Investors will be entitled to nominate three (3) members of the Board of Directors of the Company, and each Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control, to elect to the Board each person so nominated by the FTP Investors (each member of the Board of Directors, a “Director” and, collectively, the “Board”; each Director nominated by the FTP Investors, the “FTP Investor Nominees”, and upon election to the Board, the “FTP Investor Directors”); provided, however, that after one-hundred and eighty (180) days from the date hereof one (1) FTP Investor Director must satisfy any independence or other qualification requirements imposed by the Exchange Act or rules and regulations of any National Securities Exchange, to the extent applicable; and

(b) on and as of the date of the date hereof, the Board shall consist of seven (7) Directors, with three (3) of such Directors being FTP Investor Directors (which shall initially be David Proman, Andrew Teno and Andrew Colvin), one (1) such Director being the chief executive officer of the Company (which shall initially be Jon Christopher Boswell) and three (3) of such Directors being independent directors satisfying the independence requirements imposed by the Exchange Act or any rules and regulations of any National Securities Exchange, to the extent applicable, that are acceptable to the FTP Investors (which shall initially be Bruheim, Donald Stoltz and Christopher Krummel).

2. Removal; Resignation; Vacancies.

(i) Removal. A FTP Investor Director may be removed at any time as a Director on the Board (with or without cause) upon, and only upon, the written request of the FTP Investors, except as required by Applicable Law. The Company shall take all necessary or desirable actions within its control, to remove or replace from the Board such FTP Investor Director upon, and only upon, such written request.

(ii) Resignation. A Director may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(iii) Vacancies. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a FTP Investor Director, then the FTP Investors shall have the right to designate an individual to fill such vacancy and the Company shall take such actions as may be necessary or desirable to ensure the election or appointment of such designee to fill such vacancy on the Board to the fullest extent permitted by Applicable Law. In the event that the FTP Investors shall fail to designate in writing a representative to fill a vacant FTP Investor Director position on the Board, and such failure shall continue for more than thirty (30) days after notice from the Company to the FTP Investors with respect to such failure, then the vacant position shall be filled by an individual designated by the FTP Investor Directors then in office; provided, that such individual shall be removed from such position if the Investors so direct and simultaneously designate a new FTP Investor Director.

3. Meetings of the Board of Directors.

(i) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Directors participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Nevada) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Director at least 48 hours prior to each such meeting.

(ii) Special Meetings. Special meetings of the Board shall be held on the call of such number of directors and upon such notice as provided in the Company’s bylaws. Any Director may waive such notice as to himself or herself.

(iii) Quorum Requirements. The presence of a majority of Directors then in office shall constitute a quorum. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 24 hours after written notice of such postponement has been given to the Directors.

(iv) Recusal. Each FTP Investor Director may recuse himself or herself from being present or participating at a meeting (or portion thereof) at which a matter is considered in which the FTP Investors’ interest as the Note Holders under the Notes Agreement, or any other interest of the FTP Investors, can be reasonably expected to be in conflict with the FTP Investors’ interest as Stockholders, or voting on any such matter. Any recused FTP Investor Director may be counted in determining the presence of a quorum at any meeting at which such a matter is considered but his or her vote shall not be counted in determining the number of required votes to approve such matter if he either voluntarily or mandatorily recuses himself or herself.

4. Special Approval Matters. Until such time that the FTP Investors beneficially own, in the aggregate, less than five percent (5%) of the issued and outstanding Common Stock (on a Fully Diluted Basis and, for the avoidance of doubt, including options that are not yet vested, but excluding any such beneficial ownership attributable to the holding of Notes under the Notes Agreement), the following actions shall require the affirmative vote of a majority of the Board, including the affirmative vote of at least 2 (two) of the FTP Investor Directors then in office:

(i) the direct or indirect transfer or other disposal of any of the Company’s ownership in any Company Subsidiary (whether by the Company or a Company Subsidiary);

(ii) authorizing any of the Company or any Company Subsidiary to engage in any business activity other than as permitted by the Notes Agreement;

(iii) any transaction by the Company or any Company Subsidiary with any Affiliate of the Company (other than transactions between the Company and a Company Subsidiary or between Company Subsidiaries);

(iv) the payment of any management fees or other payments to any Affiliate of the Company (other than a Company Subsidiary);

(v) sales of assets outside the ordinary course of business (including sales of all or substantially all of the assets of the Company or any Company Subsidiary);

(vi) any merger with any Person involving the Company or any Company Subsidiary or any transaction that would result in a Change of Control;

(vii) the issuance of Capital Stock by the Company or of any Capital Stock by any Company Subsidiary, other than (A) the issuance of Common Stock pursuant to awards under the Stock Option Plans that are outstanding on the date hereof, (B) the issuance of up to 3,571,429 shares of Common Stock to any Person(s) acceptable to FTP who are holders of Common Stock as of the date of this Agreement at a purchase price of $1.40 per share, (C) the issuance of Common Stock in connection with the Note Conversion and (D) the issuance of Common Stock the proceeds of which are used to repay all outstanding Notes, together with all accrued and unpaid interest thereto and the applicable Make Whole Premium (as defined in the Notes Agreement), concurrently with the consummation thereof;

(viii) any change in the auditor of the Company or any Company Subsidiary;

(ix) any amendment, supplement, restatement or other modification of the Certificate of Incorporation or any of the other organizational documents (including by-laws) of the Company or any Company Subsidiary;

(x) any increase in the numbers of Directors;

(xi) the adoption of any new Stock Option Plan and/or any increase in the number of shares of Common Stock reserved for issuance pursuant to Stock Option grants under the Stock Option Plans;

(xii) the voluntary incurrence by the Company or any Company Subsidiary of any material liability, including Indebtedness (as defined in the Notes Agreement);

(xiii) the formation of any Company Subsidiary or entry into any limited liability company agreement, stockholder agreement or other governing document of any Company Subsidiary;

(xiv) the entry into, termination of or material amendment to any employment agreement with the person serving as the chief executive officer, chief financial officer, chief operating officer, general counsel or vice president of the Company;

(xv) the declaration or payment of any distributions or dividends;

(xvi) the voluntary winding up or liquidation of the Company or any Company Subsidiary;

(xvii) the grant of any material security or lien on any asset of the Company or any Company Subsidiary;

(xviii) the filing of a voluntary petition, or the initiation of proceedings, to have the Company or any Company Subsidiary adjudicated bankrupt or insolvent;

(xix) the consenting to the institution of bankruptcy or insolvency proceedings against the Company or any Company Subsidiary;

(xx) the filing of a petition seeking or consenting to the reorganization of the Company or any Company Subsidiary as debtor under any applicable federal, state or foreign law relating to bankruptcy, insolvency or other relief for debtors;

(xxi) seeking or consenting to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or any Company Subsidiary or of all or any substantial part of its properties or assets;

(xxii) the making by the Company or any Company Subsidiary of a general assignment for the benefit of its creditors;

(xxiii) any material acquisition or material investment by the Company or any Company Subsidiary;

(xxiv) the entry into any material contract or any amendment to a material contract;

(xxv) the transfer of any equipment or vehicles from any foreign jurisdiction to the Unites States or from the United States to any foreign jurisdiction;

(xxvi) any change to the Company’s insurance coverage as in effect on the date hereof; and

(xxvii) the entry into any contractual obligation to take any of the actions set forth in the foregoing clauses (i) through (xxvi).

5. Compensation; No Employment.

(a) Compensation of Directors. The Company acknowledges and agrees that:

(i) each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board (or any committees thereof), pursuant to such policies as from time to time established by the Board.

(ii) Nothing contained in this Article 8 shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(b) No Right of Employment Conferred. This Article 8 does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

6. Committees. The Company acknowledges and agrees that the Board may, by resolution, designate from among the Directors one or more committees, each of which shall be comprised of one or more Directors. Any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in the Nevada Act. The Board may dissolve any committee or remove any member of a committee at any time.

Notwithstanding the foregoing provisions of this Article 8, to the fullest extent permitted by applicable law, so long as the FTP Investors are entitled to nominate one or more FTP Investor Directors pursuant to Article 8, (x) the Board shall have an audit committee, a compensation committee, and a nominating committee (with the duties and authority customarily given to such committees), and each such committee shall have at least one FTP Investor Director thereon, as selected by the FTP Investors, subject to such FTP Investor Directors satisfying any independence or other qualification requirements imposed by the Exchange Act or the rules and regulations of any National Securities Exchange, to the extent applicable, and (y) no other Board committees shall be formed without the affirmative vote of at least two (2) of the FTP Investor Directors then in office.

7. Termination. This Article 8, and the covenants contained herein, shall terminate upon the Termination Date. Upon termination of this Article 8, these Bylaws may be amended and restated to eliminate this Article 8 without any further action of the Board of Directors or shareholders of the Corporation.

Certificate of secretary

of

eco-stim energy solutions, inc.

I, Craig Murrin, hereby certify:

1. That I am the duly elected Secretary of Eco-Stim Energy Solutions, Inc.

2. That the foregoing Bylaws, comprising 23 pages, excluding this page, are the Bylaws of Eco-stim Energy Solutions, Inc., as duly adopted at a meeting of the Board of Directors thereof duly held on the 1st day of March, 2017.

IN WITNESS WHEREOF, I have subscribed my name this 2nd day of March, 2017

/s/ Craig Murrin
Craig Murrin
Secretary

ESES – Amended and Restated Bylaws of the Company